Exhibit 99.1

For More Information Contact:

Karen Sherman

Vice President, Community and Public Relations

502-261-4987

FOR IMMEDIATE RELEASE

PAPA JOHN’S PIZZA ANNOUNCES NEW HEAD OF MARKETING

Gary Langstaff Joins Papa John’s as Chief Marketing Officer

Louisville, Kentucky (December 11, 2003) — Papa John’s International today announced the hiring of 30-year marketing and advertising veteran Gary L. Langstaff as its Chief Marketing Officer.  Reporting to Founder and CEO John Schnatter, Langstaff will oversee Papa John’s creative and brand marketing, field marketing and marketing strategic planning and analysis.

“Gary offers not only years of restaurant industry marketing experience, but also expertise in corporate and brand strategy development,” commented Schnatter.  “I’m confident he will help us take our ‘Better Ingredients. Better Pizza.’ strategy to the next level.”

For the past 13 years, Langstaff has consulted with companies, principally in the telecommunications, cable and biotechnology industries, in the areas of corporate strategy and marketing.  Since 1998, Langstaff has been a principal in 1919, Inc., a company that specializes in helping its clients identify, develop and leverage the value of their core brand assets.

From 1989 to 1991, Langstaff served as Executive Vice President of Marketing and Brand Strategy for the Burger King Corporation.   While at Burger King, Langstaff helped reposition the chain, reversing a five-year negative sales trend.  Langstaff also directed the reorganization of the burger chain’s international marketing structure to achieve brand consistency in all international markets.   His achievements at Burger King included the introduction of the BK Broiler Chicken Sandwich and co-branding with Paul Newman Salad Dressings.

Prior to joining Burger King, Langstaff was Executive Vice President of Marketing at Hardee’s Food Systems from 1985 to 1988.  While at Hardee’s, Langstaff helped launch pre-packaged salads and soft serve ice cream, both of which contributed substantially to the system’s growth.  Langstaff also oversaw Hardee’s use of the popular California Raisin Guys to support breakfast and snack dayparts.

Prior to joining Hardee’s, Langstaff spent twelve years in the advertising business, the majority of which was spent at Benton & Bowles, Inc. (today DMB&B) in account management.

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. (Nasdaq:  PZZA) is the third largest pizza company in America.  At November 23, 2003, there were 2,796 Papa John’s restaurants (571 company-owned and 2,225 franchised) operating in 49 states and 14 international markets.  Papa John’s also franchises 135 Perfect Pizza restaurants in the United Kingdom.  For more information about the company, visit Papa John’s at http://www.papajohns.com.

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